UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 17, 2018

AMAZING ENERGY OIL AND GAS, CO.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)
000-52392
(Commission File No.)

701 S Taylor Street
Suite 470, LB 113
Amarillo, Texas 79101
(Address of principal executive offices and Zip Code)

(855) 448-1922
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01
Completion of Acquisition or Disposition of Assets.

On October 17, 2018 Amazing Energy Oil & Gas, Co. (“Amazing” or the “Company”) completed the acquisition of certain oil and gas leases from Wyatt Petroleum, LLC and Wyatt Permian, LLC (together “Wyatt”). Pursuant to the Purchase and Sale Agreement, Amazing acquired the leases set forth in the Assignment and Bill of Sale in exchange for a one-time, all cash, payment of $500,000.00.

The leases cover properties on which Wyatt had historically spent over $18,000,000 in acquisitions cost, three-dimensional seismology, title work, drilling, completing and logging wells, taking cores, testing well flow of oil and gas, performing water ratio cuts and other customary testing, as well as building a sweet gas pipeline.

Additionally, as a result of the acquisition of the leases, the Company obtained the deep rights to 21,000 mostly contiguous acres in the Permian Basin in Pecos County, Texas.

Because of the acquisition Amazing now controls all drilling rights to all depths in 61,000 acres, and an undivided mineral interest and drilling rights to 3,000 feet on the Company’s additional 9,000 acres of leasehold interest.

There are no material relationships between Amazing and Wyatt.

Amazing sourced of the funds to acquire the assets from Wyatt via a loan from the Company’s Chairman of the Board of Directors, Tony Alford.

The Purchase and Sale Agreement and Assignment and Bill of Sale are included herewith as 10.1 and 10.2 respectively.

Exhibit No.	Document Description
10.1	Wyatt Purchase and Sale Agreement dated October 12, 2018.
10.2	Wyatt Assignment and Bill of Sale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 19th day of October, 2018.

AMAZING ENERGY OIL AND GAS, CO.

BY:	/s/ Will McAndrew III
Will McAndrew III, CEO